UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2014 (September 24, 2014)

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-194135	46-4380248
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

200 Riverside Boulevard

On September 24, 2014, American Realty Capital New York City REIT, Inc. (the “Company”), through its wholly-owned subsidiary, completed the acquisition of the fee simple interest in a commercial garage unit (the “Unit”) in Trump Place, the condominium building located at 200 Riverside Boulevard in the Upper West Side neighborhood of Manhattan. The seller of the Unit was 200 Riverside Parking LLC (the “Seller”), a subsidiary of Icon Parking Systems. The Seller has no material relationship with the Company, its operating partnership, its sponsor or advisor or any of their respective affiliates.

The contract purchase price for the Unit was $9.0 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. The Company may seek financing for the Unit after closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The Unit contains approximately 61,475 rentable square feet, which includes 284 parking spaces with three sub-grade levels. The Unit is currently 100% leased to the Seller and 100% subleased by the Seller to Hudson River Garage LLC. The term of the Seller’s lease is 23 years, commencing in September 2014 and expiring in September 2037. The current annualized cash base rent under the lease is $0.5 million. The lease contains annual rental escalations between 2% and 3% beginning after year three.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

Date: September 25, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors